Exhibit 1.01

Conflict Minerals Report of SKYX Platforms Corp.

in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This Conflict Minerals Report of SKYX Platforms Corp. (the “Company,” “we” or “our”) for the calendar year ended December 31, 2025 is being filed in accordance with Rule 13p-1 (“Rule 13p-1”) of the Securities Exchange Act of 1934, as amended. Rule 13p-1 requires disclosure of certain information when a company manufactures or contracts to manufacture products that contain cassiterite, columbite-tantalite, wolframite, gold, and their derivatives, which are limited to tin, tantalum, and tungsten (“conflict minerals”). Please refer to Rule 13p-1, Form SD and Release No. 34-67716 for definitions of the terms used in this Conflict Minerals Report, unless otherwise defined herein.

Conflict Minerals Disclosure and Report

The Company evaluated its current products and determined that limited amounts of tin were necessary to the functionality or production of certain products manufactured by the Company or contracted by the Company to be manufactured and are required to be reported in the calendar year covered by this specialized disclosure report. Accordingly, the Company conducted in good faith a reasonable country of origin inquiry regarding the conflict minerals in its products that was reasonably designed to determine whether any such conflict minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (including Angola, Burundi, The Central African Republic, The Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia) or were from recycled or scrap sources.

Company and Product Overview

We have a series of advanced-safe-smart platform technologies. Our first and second-generation technologies enable light fixtures, ceiling fans and other electrically wired products to be installed safely and plugged into a ceiling’s electrical outlet box within seconds, and without the need to touch hazardous wires. The plug and play technology method is a universal power-plug device that has a matching receptacle that is simply connected to the electrical outlet box on the ceiling, enabling a safe and quick plug and play installation of light fixtures and ceiling fans in just seconds. The plug and play power-plug technology eliminates the need of touching hazardous electrical wires while installing light fixtures, ceiling fans and other hardwired electrical products. In recent years, we have expanded the capabilities of our power-plug product to include advanced-safe and quick universal installation methods, as well as advanced-smart capabilities. Our third-generation technology is an all-in-one safe and smart advanced platform that is designed to enhance all-around safety and lifestyle of homes and other buildings. Our products are designed to improve all around home and building safety and lifestyle.

Reasonable Country of Origin Inquiry

Our reasonable country of origin inquiry (“RCOI”) was implemented by a cross-functional team consisting of members from our operations, finance, legal and compliance functions. We sent out emails requesting information using a template questionnaire to all of our direct suppliers of materials for our products that we determined were “in scope”, i.e., suppliers for products that contained or were likely to contain conflict minerals. We reviewed the responses that we received from our suppliers and followed up by email and/or telephone with those suppliers who did not respond to our requests for information. Out of the suppliers that were in scope, all of them responded to the questionnaire. As a company several layers removed from the actual mining or procurement of conflict minerals, the Company relied on its suppliers’ responses and largely focused on the accuracy and quality of the responses made during the due diligence process to determine whether further inquiry was warranted.

Due Diligence Process

In accordance with Rule 13p-1, we exercised due diligence measures on the source of conflict minerals in our products. In conducting our due diligence, we applied guidance from the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Framework”), an internationally recognized due diligence framework.

Our due diligence process included:

●	the development of a conflict minerals policy and inclusion of conflict minerals provisions in many of our agreements with suppliers;

●	establishment of governance structures with cross-functional team members and senior executives to implement and support our conflict minerals policy and procedures;

●	communication with suppliers based on their responses to our survey; and

●	retention of relevant documentation from our RCOI and due diligence procedures.

However, because we are several levels removed from the sourcing of conflict minerals, we were limited by the information that our suppliers provided to us. Our direct suppliers were similarly reliant upon information provided by their suppliers and many were not able to determine the original source of conflict minerals (mines), if any, in their products. For those suppliers that did provide information relating to their sources, i.e., smelters and refiners, we were not able to definitively trace the parts provided to us by those suppliers to their sources. Therefore, we state our DRC Conflict Minerals status as Indeterminate for now.

Consistent with the provisions of Rule 13p-1 and statements by the Securities and Exchange Commission, this Report has not been audited by a third party.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this Conflict Minerals Report are forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “aim,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors, many of which have outcomes that are difficult to predict and may be outside the Company’s control. Numerous important factors described in this Conflict Minerals Report, including, among others, the Company’s suppliers’ willingness and ability to respond to the Company’s diligence process, the Company’s effectiveness in managing the conflict minerals RCOI and due diligence processes, and the costs of the Company’s compliance, could affect these statements and could cause actual results to differ materially from the Company’s expectations. All forward-looking statements speak only as of the date of this Conflict Minerals Report. The Company assumes no obligation, and disclaims any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.